AGREEMENT
AND
 PLAN OF LIQUIDATION
FOR

PNC ALTERNATIVE STRATEGIES TEDI FUND LLC

            This agreement and plan of liquidation, dated as of September 7, 2011 (the "Effective Date"), is entered into by and between PNC Alternative Strategies TEDI Fund LLC (the
"Fund") and PNC Capital Advisors, LLC, the Fund's investment adviser (the "Adviser") (together, the "Agreement").
WITNESS
            WHEREAS, the Fund is a limited liability company
formed under the Delaware Limited Liability Company Act (the
"Delaware Act") pursuant to a Certificate of Formation dated and filed with the Secretary of State of Delaware on August 4,
2005;
            WHEREAS, the Fund is registered with the Securities
and Exchange Commission (the "SEC") under the Investment
Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end management investment company;
            WHEREAS, the Fund invests substantially all of its investable assets in PNC Alternative Strategies Cayman Fund
LDC (the "Offshore Fund"), a Cayman Islands limited duration company with the same investment objective as the Fund.  The
Offshore Fund in turn invests substantially all of its
investable assets, through its investment in PNC Alternative Strategies Master Fund LLC, a Delaware limited liability company with the same investment objective as the Fund and the Offshore Fund, in a diversified portfolio of investment vehicles, typically referred to as hedge funds ("Investment
Funds");
            WHEREAS, after giving consideration to the
recommendation of Adviser and available alternatives, the
Board of the Fund (the "Board") has determined that it is in the best interests of the Fund and its members ("Members") to dissolve the Fund and to liquidate the assets of the Fund in accordance with Sections 6.1 and 6.2, respectively, of the
Fund's Limited Liability Company Agreement dated as of August
4, 2005 (the "LLC Agreement");
            WHEREAS, pursuant to Section 6.2(a) of the LLC
Agreement, the Board is permitted to appoint a liquidator for the Fund (the "Liquidator") to liquidate the Fund's assets and to effect the dissolution of the Fund; and
            WHEREAS, the Board desires to appoint Adviser to
serve as the Liquidator, and Adviser is willing to serve in
such capacity, pursuant to the terms of this Agreement.
            NOW THEREFORE, the Fund shall be liquidated and
dissolved in accordance with the following terms and
conditions and the parties hereto hereby agree as follows:
            1.	Adviser hereby is appointed the Liquidator and
accepts such appointment.  The Liquidator hereby is delegated the authority to take all actions necessary or appropriate to wind up the affairs of the Fund and to distribute the assets of the Fund to Members in accordance with the LLC Agreement,
Section 18-803(b) of the Delaware Act, this Agreement and the Implementation Report (defined in Section 4 below). In addition, the Liquidator hereby is designated as an authorized person within the meaning of the Delaware Act to execute and to cause to be filed in the Office of the Secretary of State of the State of Delaware a Certificate of Cancellation of
Certificate of Formation of the Fund in such form as the
Liquidator shall deem appropriate and to take all such other actions on behalf of the Fund as the Liquidator may deem to be necessary and appropriate to effect the liquidation and dissolution of the Fund, including but not limited to making, executing, delivering, filing and recording any and all instruments, papers and documents which shall be or become
necessary, proper or convenient to carry out or put into
effect any of the provisions of this Agreement and causing the
Fund to pay all fees and expenses incurred in connection with the liquidation and dissolution of the Fund as provided
herein.
            2.	Subject to Section 4 below, the Liquidator shall
seek to liquidate the Fund's direct or indirect interests in
(or shares of) Investment Funds, to reduce any other assets of the Fund to cash or cash equivalents, and to cause to be paid by the Fund all known liabilities of the Fund, including all charges, taxes and expenses of the Fund, whether due or
accrued or anticipated, as may be determined by the
Liquidator.  In seeking to liquidate the Fund's assets, the
Liquidator shall have the discretion and authority to
determine the timing of any sales, liquidations or withdrawals of Fund assets, taking into account various factors determined relevant by the Liquidator, including without limitation any applicable redemption fees, the period of time before the assets may be withdrawn under the terms of the Investment
Funds' organizational documents, the sale price which the
Liquidator may be able to obtain by selling such assets in the secondary market and the effect, if any, of a sale on the tax status of the Fund as a partnership under the Internal Revenue
Code of 1986, as amended (the "Code").  The Liquidator is
specifically authorized to sell assets in the secondary
market, including at a discount to their net asset value if
the Liquidator determines that such a sale is appropriate, or to incur redemption or other fees in connection with the
withdrawal or redemption of assets that it believes are
reasonable and necessary in order to liquidate the assets
pursuant to the Liquidator's mandate under this Agreement.
The proceeds of redemptions from the Investment Funds and
other uninvested cash may be invested in high quality money
market instruments or shares of a money market fund pending
the use of such proceeds to satisfy any liabilities or to make distributions to Members. For purposes of the investment management agreement pursuant to which the Liquidator serves as investment adviser of the Fund (the "Investment Management Agreement"), the directions set forth herein for the
Liquidator to liquidate the Fund's interests in Investment
Funds and reduce its assets to cash shall be deemed a policy of the Fund adopted by the Board and a direction by the Fund to the Liquidator and shall supersede anything to the contrary set forth in the Investment Management Agreement.
            3.	The Fund shall make distributions of the Fund's
assets, at such times and in such amounts as the Liquidator
may reasonably determine consistent with the provisions of
Section 4 below, net of all of its liabilities, claims and
obligations (and any reserve therefor) to Members in
liquidation of their Fund Interests, such assets to be
distributed to Members in proportion to the relative number of
Fund Interests held by such persons, provided, however, that the Liquidator shall first make cash payments to all Members that are not affiliates of the Fund or the Liquidator ("Non-Affiliated Members") in complete liquidation of the Non-
Affiliated Members' Interests.  On the date of the final
distribution of the assets of the Fund (the "Final
Distribution Date"), all outstanding Fund Interests shall be cancelled.
            4.	In exercising the authority and discretion
granted to them by this Agreement, the officers of the Fund
and the Liquidator shall consider and take into account the
goal of making distributions to Members as soon as reasonably practicable, taking into account any fees or other charges applicable to any redemption or liquidation of assets and the price at which such assets may be sold in the secondary
market.  On or before October 4, 2011, the Liquidator shall
provide a written report to the Board outlining the steps the Liquidator will take to liquidate the Fund's assets consistent with these considerations (the "Implementation Report") and
will review and discuss the Implementation Report with the
Board.  The Implementation Report shall set forth: (a) the
dates as of which the Liquidator expects the Fund to withdraw capital from (or withdraw shares of) the Investment Funds then held (directly or indirectly); (b) an estimated schedule
showing the amounts and timing of distributions to Members to be made by the Fund; and (c) the basis for these
determinations.
            5.	As of the Effective Date, the Fund shall engage
in no other business except to wind up its operations and
completely terminate.
            6.	As of the date of the first cash distribution to
Non-Affiliated Members pursuant to Section 3 of the Agreement, the Fund shall have no further obligation to pay fees to
Adviser under the Investment Management Agreement.
            7.	In accordance with Section 18-804 of the
Delaware Act, the Liquidator shall use commercially reasonable efforts, out of the assets of the Fund, to: (i) cause to be paid all claims and obligations, including all contingent,
conditional or unmatured contractual claims, known to the
Fund; (ii) make such provision as will be reasonably likely to provide compensation for any claim against the Fund which is the subject of a pending action, suit or proceeding to which the Fund is a party; and (iii) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Fund or that have not arisen but that, based on facts known to the Fund, are
likely to arise or to become known to the Fund within ten (10)
years after the date of dissolution.  In the event that the
Liquidator shall pay any of the foregoing items out of its own funds, the Liquidator shall be entitled to reimbursement from the assets of the Fund (including from any amounts payable to the Fund under any liability insurance policy maintained by
the Fund).
            8.	As soon as reasonably practicable after the date
of this Agreement, the Fund will cause to be sent to Members a notice (the "Notice") informing them of the Board's
determination to liquidate and dissolve the Fund in accordance with this Agreement.
            9.	Except as otherwise set forth in this Agreement,
the Fund shall pay all expenses of carrying out this
Agreement, including, but not limited to, the costs of
preparing and mailing the Notice to Members, and all costs
incidental to the liquidation of the assets of the Fund.
            10.	After the effective date of this Agreement and
at such time as the Liquidator shall determine it to be
appropriate, the Liquidator shall, on behalf of the Fund, seek an order of the SEC pursuant to Section 8(f) of the 1940 Act declaring that the Fund has ceased to be an investment
company.  The Fund shall continue to comply with all
applicable provisions of the 1940 Act and the rules thereunder (including but not limited to, required filings of Form N-PX,
Form N-Q, Form N-SAR and Form N-CSR) until such time as the
Fund has obtained such an order.  The Liquidator will not
obtain an audit of the Fund's financial statements except as required by applicable SEC rules.
            11.	As soon as reasonably practicable after the
Final Distribution Date, the Liquidator shall file a
Certificate of Cancellation in the office of the Secretary of
State of the State of Delaware; prepare and file any other
required regulatory reports and filings, and any amendments
thereto; and take such other actions as may be necessary or
proper to effect the termination and dissolution of the Fund.
      	12.	Until the later of the Final Distribution Date,
the effectiveness of an order pursuant to Section 8(f) of the
1940 Act declaring that the Fund has ceased to be an
investment company or the effectiveness of the termination and dissolution of the Fund, the Liquidator shall employ and maintain, or shall enter into arrangements with one or more
parties (including any of its affiliates) to provide, such
personnel as may reasonably be necessary to effectively carry out its responsibilities and obligations under this Agreement and, subject to Section 2 of this Agreement, the Investment
Management Agreement.
		13.	The parties hereto agree that the Liquidator's
service as investment adviser to the Fund under the Investment Management Agreement shall terminate on the Final Distribution
Date.

		14.	This Agreement shall constitute the entire
understanding between the parties hereto with respect to the subject matter hereof, and may be amended only by a subsequent writing signed by the parties hereto and approved by a majority of the Board. No waiver of the terms hereof shall be valid unless in writing signed by the waiving party and only to the extent set forth herein. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.





      IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

PNC Alternative Strategies TEDI Fund LLC
By:
/s/ Jennifer E. Spratley
Name: Jennifer E. Spratley
Title: Vice President


PNC Capital Advisors, LLC
By:
/s/ Kevin A. McCreadie
Name: Kevin A. McCreadie
Title: President